                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                          ARENA PHARMACEUTICALS, INC.,

                               BRL SCREENING, INC.

                                       AND

                         BUNSEN RUSH LABORATORIES, INC.






                                  CONFIDENTIAL

              TABLE OF CONTENTS TO AGREEMENT AND PLAN OF MERGER

                                                                            Page
ARTICLE I     DEFINITIONS.....................................................1

ARTICLE II    TERMINATION OF BINDING LETTER OF INTENT & MEMORANDUM OF
                AGREEMENT REGARDING MERGER/ACQUISITION.........................2

ARTICLE III   THE MERGER.......................................................2
    3.1       The Closing......................................................2
    3.2       The Merger.......................................................3
    3.3       Effective Time...................................................3
    3.4       Effects of Merger................................................3
    3.5       Conversion of BRL Common Stock...................................3
    3.6       Certificate of Incorporation.....................................3
    3.7       Bylaws...........................................................4
    3.8       Directors and Officers...........................................4

ARTICLE IV    PAYMENT FOR SHARES...............................................4
    4.1       Surrender of Certificates and Payment for Shares.................4

ARTICLE V     SERVICES AGREEMENT AND NON-COMPETITION ASSURANCE.................4
    5.1       Consulting Agreements............................................4
    5.2       No License.......................................................5

ARTICLE VI    REPRESENTATION AND WARRANTIES OF BRL AND THE SHAREHOLDERS........5
    6.1       Organization, Good Standing and Qualifications...................5
    6.2       Capitalization...................................................5
    6.3       Subsidiaries.....................................................6
    6.4       Authorization....................................................6
    6.5       Governmental Consents............................................6
    6.6       Third-Party Options..............................................7
    6.7       Litigation.......................................................7
    6.8       Intellectual Property............................................7
    6.9       Material Contracts and Other Agreements..........................9
    6.10      Compliance with Other Instruments................................9
    6.11      Real Property...................................................10
    6.12      Personal Property...............................................10
    6.13      Tax Matters.....................................................10
    6.14      Employee Benefit Plans and Benefit Arrangements.................11
    6.15      Insurance.......................................................11
    6.16      Minute Books....................................................11
    6.17      Employees.......................................................11
    6.18      Labor Agreements and Actions....................................12
    6.19      Interests in Debtors, Creditors, Etc............................13
    6.20      Environmental Matters...........................................13
    6.21      Existing Conditions.............................................14


    6.22      Financial Statements; Books of Account..........................15
    6.23      Accounts Receivable.............................................15
    6.24      Absence of Undisclosed Liabilities..............................16
    6.25      No Brokers', Finders' or Insiders Fees..........................16
    6.26      No Misrepresentation............................................16
    6.27      Non-Use of Trademark, Service Marks and Tradenames..............17

ARTICLE VII   REPRESENTATIONS OF PARENT AND SUB...............................17
    7.1       Organization, Good Standing and Qualification...................17
    7.2       Authorization...................................................17
    7.3       No Default......................................................17

ARTICLE VIII  COVENANTS.......................................................18
    8.1       Parent's and Sub's Rights of Access and Inspection..............18
    8.2       Operation of the Business.......................................18
    8.3       Best Efforts ...................................................21
    8.4       Solicitation Discussions by BRL and Shareholders................22
    8.5       Announcements...................................................22
    8.6       BRL Stockholder's Meeting.......................................22
    8.7       BRL Shareholder's Vote..........................................23

ARTICLE IX    CONDITIONS TO CLOSING...........................................23
    9.1       Conditions to Obligations of Parent and Sub.....................23
              (a) Error, Misstatement, Omission...............................23
              (b) Governmental Consents.......................................23
              (c) Corporate Proceedings.......................................23
              (d) No Adverse Change...........................................23
              (e) Employment and Other Agreements.............................24
              (f) Opinion of Counsel for BRL..................................24
    9.2       Conditions to Obligations of BRL................................24
              (a) Error, Misstatement, Omission...............................24
              (b) Government Consents.........................................24

ARTICLE X     INDEMNIFICATION.................................................25
    10.1      Indemnification.................................................25

ARTICLE XII   TERMINATION.....................................................28
    12.1      Termination.....................................................28
    12.2      Effect of Termination...........................................29
    12.3      Accrued Rights; Surviving Obligations...........................29

ARTICLE XIII  RELATIONSHIP OF THE PARTIES-INDEPENDENT CONTRACTOR..............29

ARTICLE XIV   SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................30

ARTICLE XV    CONFIDENTIALITY.................................................30

ARTICLE XVI   FILING OF TAX RETURNS...........................................31


ARTICLE XVII  MISCELLANEOUS PROVISIONS........................................31
    17.1      Limitations on Assignment.......................................31
    17.2      Amendments, Further Acts and Instruments........................31
    17.3      Entire Agreement................................................31
    17.4      Severability....................................................31
    17.5      Headings and Captions...........................................32
    17.6      Force Majeure...................................................32
    17.7      No Trade Name or Trademark License..............................32
    17.8      Governing Law; Consent to Jurisdication.........................32
    17.9      Expenses........................................................33
    17.10     Counterparts....................................................33
    17.11     Notices.........................................................33
    17.12     Interpretation..................................................34

EXHIBITS

    EXHIBIT 1                   BRL Intellectual Property

    EXHIBIT 2                   BRL Patent Rights

APPENDICIES

    APPENDIX A                  Binding Letter of Intent & Memorandum of
                                Agreement Regarding Merger/Acquisition of
                                Bunsen Rush Laboratories, Inc. by Arena
                                Pharmaceuticals, Inc.

    APPENDIX 2                  Services Agreement with Ethan A. Lerner

    APPENDIX 3A                 Non-Competition and Fair Dealing Agreement
                                with Ethan A. Lerner

    APPENDIX 3B                 Non-Competition and Fair Dealing Agreement
                                with Michael R. Lerner

    APPENDIX 3C                 Non-Competition and Fair Dealing Agreement
                                with


SCHEDULES

    SCHEDULE 4.1                Cash Amounts

    SCHEDULE 6.2                BRL Shares Owned

    SCHEDULE 6.3 Interest in Other Corporations, Associations or Other Business Entities

    SCHEDULE 6.8(b) Agreements, Licenses and Sublicenses Agreements Pertaining to the BRL
                                Intellectual Property

    SCHEDULE 6.8(c) Events of Default by BRL with Respect to BRL Intellectual Property

    SCHEDULE 6.8(d) Licenses, Sublicenses or Other Agreements Pertaining to BRL Intellectual Property Which Are Not Valid, Binding And Enforceable by BRL

    SCHEDULE 6.8(h) Indemnification of Persons or Entity for or Against any Infringement of or by BRL Intellectual Property

    SCHEDULE 6.8(i)             Restrictions on Use/Transfer Of BRL
                                Intellectual Property

    SCHEDULE 6.8(j)             Intellectual Property Opinion

    SCHEDULE 6.9                Material Contracts and Agreements to Which
                                BRL is a Party

    SCHEDULE 6.10 Material Consents Required to be Obtained By BRL and/or Shareholders

    SCHEDULE 6.11               Real Property Leased by BRL

    SCHEDULE 6.12               Personal Property Owned Or Leased by BRL

    SCHEDULE 6.13 All Federal, State, Local And Foreign Tax Returns Filed by BRL for Periods Ending on or After December 31, 1997

    SCHEDULE 6.14               All BRL Benefit Plans and Benefit
                                Arrangements

    SCHEDULE 6.15               All BRL Insurance Policies

    SCHEDULE 6.17               Employees of BRL

    SCHEDULE 6.19               Direct or Indirect Interest Of the
                                Shareholders

    SCHEDULE 6.21               Exceptions to Existing Conditions

    SCHEDULE 9.1(f)             Corporate Counsel Opinion

                            ********************

                          AGREEMENT AND PLAN OF MERGER

                  This AGREEMENT AND PLAN OF MERGER ("Agreement"), is entered into as of February 15, 2001 by and among ARENA PHARMACEUTICALS, INC., a Delaware corporation having its principal place of business in San Diego, California, U.S.A. ("Parent"), BRL SCREENING, INC., a Delaware corporation, wholly owned by Parent and having its principal place of business in San Diego, California ("Sub"), BUNSEN RUSH LABORATORIES, INC., a Connecticut corporation having a principal place of business in Woodbridge, Connecticut, U.S.A. ("BRL") and ETHAN A. LERNER, MICHAEL R. LERNER, PETER M. LERNER, DAVID UNETT AND ALISON ROBY-SHEMKOVITZ. This Agreement and Plan of Merger, together with all exhibits, schedules and appendicies hereto, as amended from time to time, is hereinafter, the referred to as the "Agreement".

         WHEREAS, the Board of Directors of each of Parent, Sub and BRL have determined that it is advisable and is in the best interests of their respective companies and stockholders to consummate the business combination transaction provided in this Agreement pursuant to which BRL will, subject to the terms and conditions set forth herein, merge with and into Sub (the "Merger") with Sub being the Surviving Corporation (as defined below); and

         WHEREAS, in furtherance of the Merger, the Boards of Directors of Parent, Sub and BRL have approved the Merger of BRL with and into Sub in accordance with Delaware General Corporation Law ("DGCL").

         NOW, THEREFORE, in consideration of the mutual promises hereinafter set forth, and intending to be legally bound hereby, the Parties hereto agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Unless otherwise specifically provided herein, the following terms shall have the following meanings.

"AFFILIATE" when used with reference to a specified person, means any other person or entity directly or indirectly controlling, controlled by or under common control with the specified person. The term "control" as used in this definition means the direct or indirect ownership of at least 50% of the outstanding voting securities of an entity.

"ARENA TECHNOLOGY" means an Arena proprietary approach to altering a region of a G protein-coupled receptor to cause, enhance or stabilize constitutive activation of the altered receptor.

"BRL INTELLECTUAL PROPERTY" means the intellectual property belonging to, owned by, controlled by and/or assigned to BRL, including, but not limited to, BRL Patent Rights, know-how, trade secrets, trademarks, as set forth on
EXHIBIT 1.

"BRL PATENT RIGHTS" means the issued and pending patents and patent applications set forth on EXHIBIT 2.

"BUNSEN RUSH LABORATORIES, INC." further includes Bunsen Rush Screening, LLC and any other entity formed by Bunsen Rush Laboratories, Inc. and/or the Management Stockholders that has engaged in the business of making, using, selling, importing or exploiting in any manner the Melanophore Technology.

"LETTER DATE" shall mean December 20, 2000.

"MANAGEMENT STOCKHOLDERS" shall mean Ethan A. Lerner, M.D. and Michael Lerner, M.D.

"MELANOPHORE TECHNOLOGY" means intellectual property, techniques, know-how and trade secrets related to BRL's melanophore technology.

"NON-MANAGEMENT STOCKHOLDERS" shall mean Peter Lerner, Esq., David Unett; and Alison Roby-Shemkovitz.

"PARTY" means any of Parent, Sub, BRL or Shareholders as the case may be; "PARTIES" means Parent, Sub, BRL and Shareholders.

"SHAREHOLDERS" shall mean Management Stockholders and Non-Management Stockholders, inclusive.

"THIRD PARTY" means any entity other than a Party or Affiliate.

                                   ARTICLE II

             TERMINATION OF BINDING LETTER OF INTENT & MEMORANDUM OF
                     AGREEMENT REGARDING MERGER/ACQUISITION

         As of the Closing Date, the Binding Letter of Intent & Memorandum of Agreement Regarding Merger/Acquisition of Bunsen Rush Laboratories, Inc. by Arena Pharmaceuticals entered into on December 20, 2000 ("Letter Date") by and between BRL, Shareholders and Parent, including any subsidiary of Parent ("Binding Intent Agreement" attached hereto as APPENDIX A), shall terminate in favor of this Agreement and for any and all purposes this Agreement shall control.

                                   ARTICLE III

                                   THE MERGER

         3.1 THE CLOSING

         The closing (the "Closing") of the merger will take place at 10:00 a.m. on a date (the "Closing Date") to be specified by Parent or Sub, which may be on, but shall be no later than the fifth business day after, the day on which there shall have been satisfaction or waiver of the conditions set forth in Article IX, at the offices of Arena Pharmaceuticals, Inc., 6166 Nancy Ridge Drive, San Diego, California 92121, unless another time, date or place is agreed to in writing by the parties hereto.

         3.2 THE MERGER

         Subject to the terms and conditions of this Agreement, and in accordance with the DGCL at the Effective Time, BRL shall merge with and into Sub (hereinafter sometimes referred to as the "Surviving Corporation"). Upon consummation of the Merger, the separate corporate existence of BRL shall terminate, and Sub, as Surviving Corporation, shall continue its corporate existence under the laws of the State of Delaware.

         3.3 EFFECTIVE TIME

         On or before the Closing Date, the parties shall cause the Merger to be consummated by among other things causing a certificate of merger (the "Certificate of Merger") to be filed with the Secretary of State for the State of Delaware (the "Secretary of State") and with the Secretary of State for the State of Connecticut either for immediate effectiveness or to become effective if filed prior to the Closing Date.

         3.4 EFFECTS OF MERGER

         At and after the Effective Time, the Merger shall have the effects as set forth in this Agreement and in the applicable provisions of the DGCL.

         3.5 CONVERSION OF BRL COMMON STOCK

         At the Effective Time, each share of the common stock, no par value of BRL, (the "BRL Common Stock"), of the ONE THOUSAND FIVE HUNDRED (1,500) issued and outstanding shares shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into the right to receive, without interest: a payment of TEN THOUSAND DOLLARS ($10,000) per share (the "Merger Consideration").

         3.6 CERTIFICATE OF INCORPORATION

         At the Effective Time, the Certificate of Incorporation of Sub as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter duly amended, provided however, that in the event any further amendment or amendments to the Certificate of Incorporation of the Sub shall be necessary or appropriate in the sole discretion of Parent, which shall not be inconsistent with the terms of this Agreement, the parties hereto agree to execute an appropriate amendment to this Agreement to provide for such amendment or amendments to be made to the Certificate of Incorporation of the Sub as of the Effective Time.

                 [THE REST OF THIS PAGE IS INTENTIONALLY BLANK]

         3.7 BYLAWS

         At the Effective Time, the Bylaws of the Sub as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter duly amended.

         3.8 DIRECTORS AND OFFICERS

         At the Effective Time, the directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal.

                                   ARTICLE IV

                               PAYMENT FOR SHARES

         4.1 SURRENDER OF CERTIFICATES AND PAYMENT FOR SHARES

         At the Effective Time, the Shareholders shall deliver to the Surviving Corporation, certificates which immediately prior to the Effective Time represented all outstanding shares of BRL Common Stock. Upon such surrender of such a Certificate for cancellation, the Certificate so surrendered shall forthwith be cancelled and subject to Section 10.1(e), the holder of such Certificate shall be entitled to receive in exchange therefore cash in the amount thereof calculated in accordance with Section 3.5 as set forth opposite each Shareholder's name on SCHEDULE 4.1, PROVIDED HOWEVER, that TWO MILLION DOLLARS ($2,000,000) shall be held in escrow in accordance with the provisions of Article X. All required cash payments to Shareholders shall be paid by wire transfer of immediately available funds at the Effective Time to the accounts specified sufficiently in advance thereof.

                                    ARTICLE V

                SERVICES AGREEMENT AND NON-COMPETITION ASSURANCE

         5.1 CONSULTING AGREEMENTS

         In order to obtain the advice, consultation and assistance of Ethan
A. Lerner in connection with the Melanophore Technology, including but not limited to, licensees of the Melanophore Technology in existence as of the Closing Date, Ethan A. Lerner agrees to provide such advice, consultation and assistance to Sub and/or Parent in accordance with the terms and conditions of the Services Agreements set forth in APPENDIX 2, and Ethan A. Lerner, Michael R. Lerner and David Unett each agree to be bound by the terms and conditions of the Non-Competition and Fair Dealings Agreements set forth in APPENDIX 3A, 3B and 3C, respectively.

         5.2 NO LICENSE

         No license, grant or right, express or implied, is provided by Arena to BRL under this Agreement to make, have made, use, have used, sell, have sold, import into the United States or have imported into the United States any Arena Technology.

                                   ARTICLE VI

                          REPRESENTATION AND WARRANTIES
                     OF BRL AND THE MANAGEMENT STOCKHOLDERS

         BRL and each of the Management Stockholders hereby jointly and severally represent and warrant to the Parent and Sub that:

         6.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION

         BRL is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted. BRL is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties. The Management Stockholders have prior to the execution of this Agreement delivered to Parent true, correct and complete copies of the Certificate of Incorporation and Bylaws of BRL as in effect on the date hereof.

         6.2 CAPITALIZATION

         The authorized capital stock of BRL consists of Five Thousand (5,000) shares of BRL Common Stock, no par value, of which One Thousand Five Hundred (1,500) shares (the "BRL Common Shares") are issued and outstanding. The BRL Common Stock is the only authorized class of capital stock of BRL. All of the issued and outstanding capital stock of BRL is owned of record and beneficially by the Shareholders, free and clear of any and all liens, claims, charges, liabilities, encumbrances and security interests of whatsoever kind and nature. Each of the Shareholders is the record and beneficial owner of all of the BRL Common Shares opposite his or her name and address of record on SCHEDULE 6.2. No subscriptions, options, warrants, calls, commitments or other rights to acquire, sell or issue shares of capital stock or other equity interests of BRL, whether upon conversion of other securities or otherwise, are outstanding and there are no agreements or understandings with respect to the voting of such capital stock or other equity interests. The outstanding BRL Common Shares are all duly authorized and issued, fully paid and nonassessable.

                 [THE REST OF THIS PAGE IS INTENTIONALLY BLANK]

         6.3 SUBSIDIARIES

         BRL and/or Shareholders do not presently nor will they, as of the Closing Date, own or control, directly or indirectly, any interest in any other corporation, association, or other business entity except as disclosed on SCHEDULE 6.3.

         6.4 AUTHORIZATION

         All corporate action on the part of BRL, its officers, directors and the Management Stockholders and Non-Management Stockholders, as the case may be, necessary for the authorization, execution and delivery of, and performance under, this Agreement and the exhibits and appendices attached hereto to which BRL or any of the Management Stockholders and Non-Management Stockholders, as the case may be, is a party (such exhibits and appendices being referred to herein as the "Shareholder Ancillary Agreements") has been taken or will be taken prior to the Closing Date. BRL and each of the Management Stockholders and the Non-Management Stockholders, as the case may be, has full capacity, power, authority and right to execute and deliver this Agreement and the Shareholder Ancillary Agreements, to which they are a party, and to undertake and perform fully the transactions contemplated hereby and thereby. This Agreement and the Shareholder Ancillary Agreements to which they are a party, constitute (or will constitute upon the execution thereof) the valid and legally binding obligations of BRL and the Management Stockholders and the Non-Management Stockholders, as the case may be, enforceable in accordance with their respective terms.

         6.5 GOVERNMENTAL CONSENTS

         The execution, delivery and performance hereof by BRL and the Shareholders will not contravene or violate:

                  (a) any law, rule or regulation to which BRL and/or the Shareholders is/are subject except where the contravention or violation would not have a "Material Adverse Effect",

                  (b) any judgment, order, writ, injunction or decree of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to BRL or Shareholders,

                  (c) the charter documents of BRL;

nor will such execution, delivery or performance violate, be in conflict with or result in the breach (with or without the giving of notice or lapse of time, or both) of any term, condition or provision of, or require the consent of any other party to, any contract, commitment, agreement, lease, license, permit, authorization, document or other understanding, oral or written, to or by which BRL or Shareholders is a party or otherwise bound or by which any of the assets or properties of BRL may be bound or give any party with rights thereunder the right to terminate, modify, accelerate, renegotiate or otherwise change the existing rights or obligations of BRL thereunder, except where the violation, conflict or breach would not have a Material Adverse Effect on BRL. For purposes of this Agreement, a violation or other matter will be deemed to have a "Material Adverse Effect" on a party if such violation or other matter would have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of such party, taken as a whole.

         6.6 THIRD-PARTY OPTIONS

         There are no existing agreements, options, commitments or rights with, of or to any person to acquire any properties, assets or rights of BRL or any interest therein.

         6.7 LITIGATION

         There is no action, suit, proceeding or investigation pending or currently threatened against BRL or the Management Stockholders of any nature whatsoever, nor are either BRL or the Management Stockholders aware that there is any basis for the foregoing. Neither BRL nor the Management Stockholders are a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality to which it/he/they has/have been served or to which it/he/they has/have knowledge. There is no action, suit, proceeding or investigation by BRL or the Management Stockholders currently pending or which BRL or the Management Stockholders intends to initiate.

The foregoing includes, without limitation, actions pending or threatened (or any basis therefore known to BRL or the Management Stockholders) involving prior employment of any of the employees or consultants, their use in connection with the business of any information or techniques allegedly proprietary to any of their former employers or clients, or their obligations under any agreements with prior employers or clients.

         6.8 INTELLECTUAL PROPERTY

                  (a) Except as listed on SCHEDULE 6.8(a), BRL has not utilized nor currently utilizes any patent, trademark, trade name, service mark, copyright, software, trade secret or know-how except for the BRL Intellectual Property.

                  (b) There are no royalty, commission or similar arrangements, and no licenses sublicenses or other agreements, pertaining to the BRL Intellectual Property except as set forth on SCHEDULE 6.8(b). Except as set forth on SCHEDULE 6.8(b) BRL has not granted any license, sublicense, or rights to any other person or entity with respect to the BRL Intellectual Property.

                  (c) Except as set forth on SCHEDULE 6.8(c) no event has occurred or is continuing which, upon the passage of time or the giving of notice, or both, could constitute an event of default by BRL with respect to any sublicenses or other agreements pertaining to the BRL Intellectual Property and neither BRL nor Shareholders are aware of any claim of any such default having been made against BRL with respect to any sublicenses or other agreements pertaining to the BRL Intellectual Property.

                  (d) Except as set forth on SCHEDULE 6.8(d) each of the licenses, sublicenses or other agreements pertaining to the BRL Intellectual Property is valid, binding and enforceable by BRL against the other party thereto in accordance with its terms without any defense, setoffs, counterclaims or disputes of any nature and is in full force and effect.

                  (e) BRL and the named co-inventors of any issued patent and/or pending patent application have no knowledge as to any fact or circumstance that calls into question the validity and/or enforceability of such patents, including, but not limited to, issues affecting the novelty, non-obviousness and/or utility of the claimed inventions.

                  (f) BRL has all appropriate right, title and interest necessary to effectuate the assignment of the BRL Intellectual Property to Parent and/or Sub.

                  (g) BRL is the owner of all right, title and interest in and to the BRL Intellectual Property, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and has the right to use without payment to a third party all of the BRL Intellectual Property. No present or former employee of BRL and no other person or entity owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, in the BRL Intellectual Property, except that Shareholders are the sole and exclusive inventors of the BRL Patents and BRL is the sole registered owner of the BRL Patents.

                  (h) To its knowledge, BRL does not infringe upon or unlawfully or wrongfully use any patent, trademark, trade name, service mark, copyright or trade secret owned or claimed by another. No action, suit, proceeding or investigation has been instituted or, to the knowledge of BRL and the Shareholders, threatened relating to any, patent, trademark, trade name, service mark, copyright or trade secret formerly or currently used by BRL. The BRL Intellectual Property is not subject to any outstanding order, decree or judgment. Except as set forth on SCHEDULE 6.8(h), neither BRL nor any of the Shareholders has agreed to indemnify any person or entity for or against any infringement of or by the BRL Intellectual Property.

                  (i) To the knowledge of BRL and the Management Stockholders, no person or entity has or is violating or infringing the BRL Intellectual Property. Except as noted on SCHEDULE 6.8(i), there are no restrictions on the use or transfer of the BRL Intellectual Property. To the knowledge of BRL and the Management Stockholders, neither Sub's nor Parent's nor their licensee's use of BRL's Intellectual Property will infringe upon or violate any intellectual property rights of any other person or entity.

                  (j) Wolf, Geenfield, and Sacks, PC, Patent Counsel to BRL, will deliver an opinion at the Closing to the effect that, to their knowledge, the patents in the BRL Intellectual Property are valid and enforceable and the patent applications pending should issue as valid and enforceable patents, substantially as set forth on SCHEDULE 6.8(j).

                  (k) All rights of BRL in the BRL Intellectual Property shall automatically be assigned to the Sub on the Closing Date by virtue of and pursuant to the terms and conditions of this Agreement.

         6.9 MATERIAL CONTRACTS AND OTHER AGREEMENTS

         SCHEDULE 6.9 sets forth an accurate and complete list of all material contracts, agreements, instruments or commitments to which BRL is a party or by which it is bound (the "Material Contracts"). Except as disclosed on SCHEDULE 6.9 hereto, since December 31, 2000, BRL has not made or suffered any amendment to or termination of any Material Contract or commitment to which it is or was a party or by which it or any of its properties is or was bound. BRL has made available to Parent complete and correct copies of all items listed on SCHEDULE 6.9 that are in writing, and the descriptions contained in SCHEDULE 6.9 of all items listed therein that are not in writing are complete and correct.

         6.10 COMPLIANCE WITH OTHER INSTRUMENTS

         BRL, to the best of its knowledge, is in material compliance with each, and is not in violation or in default under any, provision of its Certificate of Incorporation or Bylaws, or judgment, order, writ, or decree, or any Material Contract (as defined in SECTION 6.9), or provision of any statute, rule or regulation applicable to BRL, its assets or its business. There is no term or provision in any of the foregoing documents and instruments that materially adversely affects the business (as now conducted or as currently proposed to be conducted), assets or financial condition of BRL. The execution, delivery and performance of this Agreement, the Shareholder Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of BRL. SCHEDULE 6.10 specifies all, if any, material consents required to be obtained by BRL and/or the Shareholders in connection with the execution, delivery and performance of this Agreement and the Shareholder Ancillary Agreements in order to avoid a default under any regulation or court order to which BRL is subject, or any Material Contract.

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                                      9

         6.11 REAL PROPERTY

         BRL does not currently own, nor has it ever owned, any real property. SCHEDULE 6.11 sets forth an accurate and complete list of all real property leased by BRL as of the date hereof.

         6.12 PERSONAL PROPERTY

         SCHEDULE 6.12 sets forth an accurate and complete list of all material personal property owned or leased by BRL as of the date hereof.

         6.13 TAX MATTERS

                  (a) BRL has filed on a timely basis all Tax Returns that it was required to file since inception on January 9, 1992. All such Tax Returns were true, accurate and complete in all material respects. All Taxes of BRL now due (whether or not shown on any Tax Return) have been timely paid. BRL currently is not the beneficiary of any extension of time within which to file any Tax Return.

                  (b) There is no material dispute or claim concerning any Tax liability of BRL either

                      (1) claimed or raised by any authority in writing, or

                      (2) as to which any of the Shareholders and the directors and officers of BRL has knowledge.

                  (c) SCHEDULE 6.13 lists all federal, state, local, and foreign Tax Returns filed with respect to BRL for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Shareholders have delivered to Parent correct and complete copies of all federal and state Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by BRL since December 31, 1992. BRL has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (d) BRL has not filed a consent under Section 341(f) of the Code concerning collapsible corporations. BRL has not made any material payments, is not obligated to make any material payments, nor is a party to any agreement that under certain circumstances could obligate it to make any material payments that will not be deductible by reason of Section 280G of the Internal Revenue Code. All Tax payments related to employees, including income tax withholding, FICA, FUTA, unemployment and worker's compensation, required to be made by BRL have been fully and properly paid, withheld, and/or recorded. BRL is not a party to any tax allocation or sharing agreement.

                  (e) Definitions:

                      (1) "Tax" or "Taxes" means any federal, state, local, or foreign income tax, including any interest, penalty, or addition thereto, whether disputed or not.

                      (2) "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                      (3) "Regulations" means the Treasury Regulations promulgated under the Internal Revenue Code, and any successor provisions to such Regulations, as such Regulations may be amended from time to time.

         6.14 EMPLOYEE BENEFIT PLANS AND BENEFIT ARRANGEMENTS

         Except as may be set forth on SCHEDULE 6.14, BRL does not have nor has it ever established, maintained or contributed or been required to contribute to any "employee benefit plans" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

         6.15 INSURANCE

         SCHEDULE 6.15 sets forth an accurate and complete list of all insurance policies pursuant to which BRL is insured as of the date of this Agreement and are still in effect as of the Effective Time.

         6.16 MINUTE BOOKS

         The minute books of BRL provided to the Parent contain a complete summary of all votes and resolutions taken at meetings of directors, committees and stockholders since the time of incorporation or creation and reflect all transactions referred to in such minutes or records accurately in all material respects. The stock transfer ledgers and other similar records of BRL as made available to the Parent prior to execution of this Agreement accurately reflect all record transfers in the capital stock of BRL prior to execution of this Agreement.

         6.17 EMPLOYEES

              (a) SCHEDULE 6.17 sets forth an accurate and complete list of all, if any, employees of BRL (including name and title), each such employee's length of service and the compensation (including terms of payment, bonuses, commissions and deferred compensation) of each such employee.

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                                      11

              (b) Except as disclosed on SCHEDULE 6.17:

                  (1) to BRL's and the Shareholders' knowledge, there are and have been no unresolved violations of any laws or regulations of any federal, state, local or provincial governmental authority respecting the employment of any employees;

                  (2) there is no employment handbook, personnel policy manual, or similar document that creates prospective employment rights or obligations;

                  (3) BRL has provided all notices required by law to be given prior to Closing to all local, state, federal or national labor, wage-payment, equal employment opportunity, unemployment insurance and related agencies;

                  (4) BRL has paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay, and bonuses;

                  (5) the transactions contemplated by this Agreement will not create liability under any federal, state, local or provincial governmental authority respecting reductions in force or the impact on employees on plant closing or sales of businesses. All employees of BRL are legally able to work in the United States.

                  (6) the employment of all employees is terminable at will without any penalties or severance obligations of any kind;

                  (7) other than as provided for on SCHEDULE 6.17, BRL is not a party to any plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, disability, sick leave, medical hospitalization, life insurance or other insurance plans, or related benefits, or any profit sharing, deferred compensation, bonus, stock option, stock purchase, retainer, consulting, health, welfare or incentive plan or agreement; and

                  (8) each employee has executed a proprietary rights and nondisclosure agreement with BRL protecting BRL proprietary information and rights and other Intellectual Property Rights in the form previously furnished to Parent.

         6.18 LABOR AGREEMENTS AND ACTIONS

         BRL is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or has sought to represent any of the employees, representatives or agents of BRL.

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                                      12

         6.19 INTERESTS IN DEBTORS, CREDITORS, ETC.

         Except as set forth on SCHEDULE 6.19, none of the Shareholders have any direct or indirect interest (a) in, or is a director, officer or employee of, any person which is a lessor, lessee, debtor, creditor or competitor or potential competitor of BRL (b) in any property, asset or right which is owned or used by BRL in the conduct of the business of BRL, or (c) in any contractual relationship with BRL other than as provided in this Agreement.

         6.20 ENVIRONMENTAL MATTERS

              (a) BRL has obtained all, if any, material permits, licenses, approvals and other authorizations that are or were required with respect to the operation of its business, property and assets under the Environmental Laws (as defined below) and is and has been at all times prior to the Closing in compliance with all terms and conditions of such required permits, licenses, approvals and authorizations.

              (b) To the best of its knowledge, BRL is and has been at all times prior to the Closing, in compliance with the Environmental Laws (including, without limitation, compliance with standards, schedules and timetables therein), and BRL, to the best of its knowledge, has no liability, absolute or contingent, under any Environmental Law and there is no civil, criminal or administrative action, suit, demand, hearing, notice of violation or deficiency, investigation, proceeding, notice or demand letter pending or threatened against BRL under any Environmental Law, of which it has knowledge.

              (c) Neither BRL nor the Management Stockholders nor, to BRL's or the Management Stockholders' actual knowledge, any predecessor in interest, have received written notice that any real property or facility now or previously owned, used, operated, leased, managed or controlled by BRL (including, but not limited to Bunsen Rush Screening, LLC), is listed or proposed for listing on the National Priorities List or the Comprehensive Environmental Response, Compensation, and Liability Information System, both promulgated under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), or on any comparable state or local list established pursuant to any Environmental Law, and neither BRL, the Management Stockholders nor, to BRL's or the Management Stockholders' actual knowledge, any predecessor in interest, have received any written notification of potential or actual liability or written request for information under CERCLA or any comparable state or local law.

              (d) To the best of its knowledge, neither BRL nor the Management Stockholders have received written notice that there have been any releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, on-site or off-site) of Hazardous Materials by BRL (including but not limited to, Bunsen Rush Screening, LLC) or, to BRL's or the Management Stockholders' knowledge, any predecessor in interest at, on, under, from or into any facility or real property owned, operated, leased, managed or controlled by BRL (including but not limited to, Bunsen Rush Screening, LLC).

              (e) For the purpose of this Agreement, "Environmental Laws" means the common law and all Federal, state, local and foreign laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, now or hereafter in effect, relating to pollution or protection of human health or the environment, including, without limitation, laws relating to

                  (1) emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous constituents, substances or wastes, including, without limitation, petroleum, including crude oil or any fraction thereof, or any petroleum product or other wastes, chemicals or substances regulated by any Environmental Law (collectively referred to as "Hazardous Materials"), into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata),

                  (2) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of Hazardous Materials, and

                  (3) underground storage tanks, and related piping, and emissions, discharges, releases or threatened release of Hazardous Materials therefrom.

         6.21 EXISTING CONDITION

         Except as disclosed on SCHEDULE 6.21 hereto, since December 31, 2000, BRL has not:

              (a) sold, assigned or transferred any of its assets or properties exceeding $20,000 in the aggregate except in the ordinary course of its businesses consistent with past practice;

              (b) created, incurred, assumed or guaranteed any indebtedness for money borrowed or incurred any other liabilities exceeding $20,000 in the aggregate except for current liabilities incurred in the ordinary course of its business consistent with past practice;

              (c) suffered any damage, destruction or loss, whether or not covered by insurance, (i) materially and adversely affecting its businesses, operations, assets, properties or prospects or (ii) of any item carried on BRL's books of account at more than $20,000;

              (d) suffered any Material Adverse Effect in its business, operations, assets, properties or condition (financial or otherwise);

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                                      14

              (e) made any capital expenditure or capital addition or betterment in excess of $20,000 except for such as may be involved in the ordinary repair, maintenance and replacement of its assets;

              (f) increased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its directors, officers or employees, or to any Stockholder, or made any increase in, or any addition to, other benefits to which any of its directors, officers or employees or any Stockholder may be entitled.

Except as disclosed on SCHEDULE 6.21, since December 31, 2000 there has been no material change in the assets, liabilities, employee relations, customer relations or vendor relations, prospects, operations or condition, financial or otherwise, of BRL or the business from that reflected in the financial statements for the fiscal year then ended, other than changes in the ordinary course of business consistent with past practice which have not adversely and materially affected BRL's assets or materially increased any of the liabilities (actual or contingent) of the business.

         6.22 FINANCIAL STATEMENTS; BOOKS OF ACCOUNT

         BRL has delivered to Parent prior to the date hereof the unaudited balance sheets of BRL as of December 31, 1998, December 31, 1999 and December 31, 2000, and the related statements of operations, stockholders' equity and cash flows for the periods then ended (the foregoing unaudited financial statements collectively, the "Unaudited Financials"). The Unaudited Financials fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of BRL at the dates of and for the periods referred to in such financial statements, and, except for the depreciation schedule for fixed assets, all in accordance with the accounting method followed by BRL for federal income tax purposes consistently applied, subject to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse). No financial statements of any person other than BRL are required to be included in the Unaudited Financials.

         6.23 ACCOUNTS RECEIVABLE

         All accounts receivable of BRL:

              (a) are valid and genuine,

              (b) arise out of bona fide sales and deliveries of goods, performance of services or other business transactions,

              (c) to the best of BRL's knowledge, are not subject to valid defenses, set-offs or counterclaims other than normal returns and allowances and

              (d) were generated only in the ordinary course of business.

         6.24 ABSENCE OF UNDISCLOSED LIABILITIES

         BRL is not, nor will it be as of the Closing Date, liable for or subject to any liability except for:

              (a) those liabilities and obligations disclosed on the December 31, 2000 Balance Sheet and not heretofore paid or discharged;

              (b) those liabilities and obligations arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

              (c) those liabilities and obligations incurred, consistent with its past practice, in the ordinary course of its business and or arising since December 31, 2000.

For purposes of this Section 6.24 and Sections 6.21, hereof, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

         6.25 NO BROKERS', FINDERS' OR INSIDER FEES

         No person has, or immediately following execution of this Agreement or consummation of the transactions contemplated hereby will have, as a result of any act or omission of BRL or the Shareholders, any right, interest, or valid claim against BRL, Parent or Sub for any commission, fee or other compensation as a finder or broker in connection with this Agreement or the transactions contemplated hereby, nor are there any fees or any payments or promises of payment, however characterized, other than as contemplated by this Agreement, which have been paid or which are or may become payable in connection with the transactions contemplated hereby to BRL the Shareholders or any director, officer or employee of BRL, or any Affiliate of any of the foregoing.

         6.26 NO MISREPRESENTATION

         The representations and warranties of BRL contained in any letter, certificate or memorandum furnished by BRL (or on BRL's behalf) or contained herein or in the schedules, appendices, and exhibits attached hereto, do not, and on the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. There is no fact known to BRL or the

Management Stockholders that adversely affects, or in the future may (so far as BRL can now reasonably foresee based on information available to it as of the date hereof) adversely affect, the condition, assets, liabilities, business or operations of the business that has not been set forth herein or heretofore communicated by BRL to Parent in writing pursuant hereto. Neither BRL nor the Management Stockholders have withheld and/or will withhold from Parent knowledge of any event, condition or fact that may adversely affect the business of which they are made aware prior to the Closing Date.

         6.27 NON-USE OF TRADEMARK, SERVICE MARKS AND TRADENAMES

         BRL and the Shareholders each warrant and represent that as of the Closing Date, neither BRL Affiliates nor any Shareholder shall use the phrase "Bunsen Rush" and/or "Bunsen Rush Laboratories" and/or BRL, or any variation thereof, in connection with any business and/or service.

                                   ARTICLE VII

                        REPRESENTATIONS OF PARENT AND SUB

Each of Parent and Sub represent and warrant to BRL and the Shareholders as follows:

         7.1 ORGANIZATION, GOOD STANDING AND QUALIFICATION

         It is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as currently proposed to be conducted.

         7.2 AUTHORIZATION

         The execution and delivery of this Agreement and the Shareholder Ancillary Agreements have been duly and validly authorized, and all necessary action has been taken to make this Agreement and the Shareholder Ancillary Agreements legal, valid and binding obligation of he/she/it enforceable in accordance with its terms.

         7.3 NO DEFAULT

         The execution and delivery of this Agreement and the Shareholder Ancillary Agreements and the performance by it of its obligations hereunder will not contravene or result in the breach of the Certificate of Incorporation or Bylaws of it or result in any material breach or violation of or material default under any material agreement, indenture, license, instrument or understanding or, to the best of its knowledge, result in the violation of any law, rule, regulation, statute, order or decree to which it or its Affiliates is a party or by which any of them or any of their property is subject.

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                                      17

                                  ARTICLE VIII

                                    COVENANTS

         8.1 PARENT'S AND SUB'S RIGHT OF ACCESS AND INSPECTION

         From the date hereof to the Closing Date, Parent or Sub may, through its employees, agents and representatives, as it deems necessary or advisable, upon such restrictions as BRL may reasonably impose to protect BRL's business records and to avoid disruption of BRL's operations, make or cause to be made such investigation of BRL's assets and liabilities and the business as Parent or Sub shall deem advisable. During such period BRL shall furnish promptly to Parent or Sub all information concerning BRL's assets and liabilities and the business as Parent or Sub may reasonably request.

         8.2 OPERATION OF THE BUSINESS

         From the date hereof to the Effective Time, except to the extent expressly permitted by this Agreement or otherwise waived in writing by Parent, BRL shall take no action which constitutes a material change nor make any material change to the business or the manner in which the business is conducted, and BRL and the Management Stockholders shall in particular:

             (a) Maintain BRL's assets in good operating condition and repair, normal wear and tear excepted;

             (b) Not sell, lease or dispose of, or make any contract for the sale, lease or disposition of, or subject to any lien, security interest or encumbrance, any of BRL's assets or any part of the business other than in the ordinary course of business consistent with past practices;

             (c) Not increase the compensation payable or to become payable to the employees except in the ordinary course of business, and BRL will not make any arrangements with employees or consultants newly hired to work for BRL in the business inconsistent with its commitments hereunder;

             (d) Conduct the business in the ordinary course consistent with past practices and in conformity with all applicable laws, rules and regulations and use its assets in the usual, regular and ordinary course consistent with past practices. Without limiting the generality of the foregoing, BRL shall not enter into any agreement for the acquisition of goods or services at prices higher than generally prevailing in the industry or enter into any agreements for the license or sale of the BRL Intellectual Property. BRL will exercise commercially reasonable efforts, without making any commitments on behalf of Parent or Sub, and, consistent with past practices, to take no action that is detrimental to the preservation of its business and organization, or detrimental to the preservation of its present relationships with vendors, suppliers and customers and others having business relations with it;

             (e) Maintain in force existing hazard and liability insurance policies, or comparable coverage, for the business and its assets;

             (f) Continue to make payments when due and not delay such payments as compared to normal payment procedures and to perform its obligations under and not to amend the terms of any leases, license agreements, contracts, commitments and other agreements included in BRL's assets;

             (g) Not incur any liabilities or enter into any contracts not in the ordinary course of business, consistent with past practices, unless first disclosed to and approved by Parent or Sub, such approval not to be unreasonably withheld;

             (h) Not engage in any course of action that is inconsistent with past practices and that would be reasonably likely to reduce the value of the business to Parent or Sub, without the prior written consent of Parent or Sub;

             (i) Cooperate fully, but without cost or expense, with Parent and Sub during this period to facilitate the smooth and efficient transition under the Merger;

             (j) Maintain normal quantities of consumable supplies, spare parts and repair materials;

             (k) Notify Parent of any (i) claim, litigation or administrative proceeding pending or threatened against BRL which challenges or otherwise affects the transactions contemplated hereby; (ii) damage or destruction of any of BRL's assets; or (iii) adverse change in the business;

             (l) Not propose or adopt any amendment to its Certificate of Incorporation or Bylaws;

             (m) Not issue, sell, deliver or pledge or authorize or propose the issuance, sale, delivery or pledge of (i) additional shares of capital stock of any class (including shares of BRL Common Stock), or securities convertible into shares of BRL Common Stock, or any rights, subscriptions, warrants or options to acquire any such shares of BRL Common Stock or other convertible securities, or (ii) any other securities in respect of, in lieu of, or in substitution for shares of BRL Common Stock outstanding on the date hereof;

             (n) Not split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

             (o) Not redeem, purchase or otherwise acquire or propose to redeem or purchase or otherwise acquire, any outstanding shares of BRL Common Stock or any of its other securities, including, without limitation, any stock options for BRL Common Stock;

             (p) (i) Not incur, assume or prepay any long-term debt or incur or assume any short-term debt (except that BRL may incur short-term debt to trade creditors, accrued wages, taxes, health and welfare obligations in the ordinary course of business consistent with past practice and short-term debt under existing lines of credit; provided that the aggregate thereof does not exceed $20,000); (ii) not assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person in the ordinary course of business consistent with past practice; or (iii) not make any loans, advances or capital contributions to, or investments in, any other person;

             (q) Not settle or compromise any suit or claim or threatened suit or claim relating to the transactions contemplated hereby;

             (r) Not enter into, adopt or amend any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit agreements, collective bargaining agreements, trust, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan and arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) (except for normal increases in the ordinary course of business consistent with past practice and that, in the aggregate, do not result in a material increase in benefits or compensation expense to BRL) or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

             (s) Not acquire, sell, lease or dispose of any assets, including, without limitation, any data bases, or securities outside the ordinary course of business consistent with past practice, or any assets or securities which are material, in the aggregate, to BRL or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business consistent with past practice;

             (t) Not enter into or commit to enter into any contract, agreement, arrangement or understanding having a term longer than six months unless such contract, agreement, arrangement or understanding may be cancelled by BRL without penalty on not more than thirty days notice or does not require the expenditure by BRL of more than $5,000;

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                                      20

             (u) Except as may be required by law, not take any action to terminate or amend any of BRL's Plans;

             (v) Not authorize, propose or enter into, or announce an intention to authorize, propose or enter into, or, subject to the fiduciary duties of the Board of Directors of BRL under applicable law as advised by counsel in writing, recommend or announce an intention to recommend, an agreement in principle or an agreement with respect to, any merger, consolidation, joint venture, liquidation, dissolution, or business combination (other than the Merger), or any change in its capitalization, not in the ordinary course of business consistent with past practice;

             (w) Not authorize or make any capital expenditures in excess of $20,000, in the aggregate, except for obligations incurred prior to the date hereof or except with respect to replacement items;

             (x) Not modify, amend or terminate any contracts, waive, release, relinquish or assign any contract or other rights or claims or cancel or forgive any indebtedness owed to BRL, which are not material to the business of BRL;

             (y) Not make any tax election or settle or compromise any income tax liability material to the business of BRL;

             (z) Not take any action that would, or would be reasonably likely to, result in any of BRL or Shareholder's representations and warranties set forth in this Agreement not being true in all material respects or in any of the conditions to the Merger set forth in Article IX not being satisfied;

             (aa) Not agree in writing or otherwise to take any of the foregoing actions or any action that would make any representation or warranty in this Agreement untrue or incorrect in any material respect.

         8.3 BEST EFFORTS

         Subject to the terms and conditions herein provided, each of the Parties to this Agreement agrees to use its best efforts to take, or cause to be taken, all action, and to do, or cause to be done as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each Party to this Agreement shall take all such necessary action.

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                                      21

         8.4 SOLICITATION DISCUSSIONS BY BRL AND SHAREHOLDERS

         BRL and Shareholders agree that they shall not, directly or indirectly, through any officer, director, employee, financial advisor, representative or agent of such Party:

             (a) solicit, initiate, or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, business combination, sale of substantial assets, sale of shares of capital stock (including, without limitation, by way of a tender or exchange offer) or similar transaction involving BRL other than transactions contemplated by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as an "Acquisition Proposal").

             (b) engage in negotiations or discussions with any person (or group of persons) other than Arena or its respective affiliates (a "Third Party") concerning, or provide any non-public information to any person or entity relating to, any Acquisition Proposal, or

             (c) agree to or recommend any Acquisition Proposal.

BRL shall promptly notify Sub and Parent of any such proposal or offer, or any inquiry or contact with any person with respect thereto, and the terms thereof.

         8.5 ANNOUNCEMENTS

         Parent, Sub, and BRL shall cooperate and mutually agree upon any announcements or other communications that may be made to employees of BRL, or to others, prior to the Effective Time concerning the transactions contemplated by this Agreement; provided however, that Parent may communicate with analysts, institutional investors or similar individuals with regard to the substance of any items disclosed in any press release mutually agreed upon by the parties; and, provided further, that nothing contained herein shall prevent Parent or Sub, after giving reasonable advance notice to BRL, from making any announcement required under the U.S. Securities laws or NASDAQ Stock Market rules.

         8.6 BRL STOCKHOLDERS' MEETING

         BRL shall call a special meeting of BRL's Stockholders (the "Stockholders' Meeting") to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger and related matters. BRL will, through its Board of Directors, recommend to BRL Stockholders adoption of the Agreement and approval of the Merger and such related matters.

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                                      22

         8.7 BRL SHAREHOLDER'S VOTE

         The Shareholders shall, at any meeting of BRL, however called, or in connection with any written consent of the stockholders of BRL, vote (or cause to be voted) all of the BRL Common Stock in favor of the approval and adoption of this Agreement, the Merger and the related Certificate of Merger, and the transactions contemplated thereby.

                                   ARTICLE IX

                              CONDITIONS TO CLOSING

         9.1 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB

         The obligations of Parent and Sub under this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, each of which may be waived in writing in the sole discretion of Parent or Sub; provided however, that no such waiver of condition shall constitute a waiver by Parent or Sub of any of its other rights or remedies, at law or in equity, if BRL or Shareholders shall be in default of any of their representations, warranties or covenants under this Agreement.

             (a) ERROR, MISSTATEMENT, OMISSION. Neither Parent nor Sub shall have discovered any error, misstatement or omission in the representations and warranties made by BRL or Shareholders in this Agreement, the schedules, exhibits or appendicies hereto, or any written statement delivered to Parent or Sub hereunder, and the same shall be true and correct in all respects as made, both on the date hereof and as of the Effective Time, and BRL and Shareholders shall have performed and complied in all respects with all agreements and covenants required by this Agreement to be performed, satisfied or complied with by BRL and Shareholders prior to or at the Effective Time; and Parent shall have been furnished with a certificate dated the Closing Date and signed by an appropriate officer of BRL certifying to the fulfillment of the foregoing conditions.

             (b) GOVERNMENT CONSENTS. All consents, approvals, authorizations or orders of, or filings with, any governmental agency required for the consummation of the transactions contemplated herein shall have been obtained or made and any waiting period applicable to the consummation of the Merger under the Hart Scott Rodino Act shall have expired or been terminated.

             (c) CORPORATE PROCEEDINGS. This Agreement shall have been adopted by the unanimous vote of all of BRL stockholders in accordance with BRL's Certificate of Incorporation and Bylaws and Connecticut Law.

             (d) NO ADVERSE CHANGE. No change shall have occurred or be threatened which, and Parent and Sub shall not have become aware of any fact that, would reasonably be expected to have a material, adverse effect on BRL's assets or business.

             (e) EMPLOYMENT AND OTHER AGREEMENTS. Ethan A. Lerner, shall have entered into Services Agreements with Parent or Sub, set forth in APPENDIX 2. Ethan A. Lerner, Michael R. Lerner and David Unett shall each have entered into Non-Competition and Fair Dealing Agreements with Parent and Sub set forth on APPENDIX 3A, 3B and 3C, respectively.

             (f) OPINION OF COUNSEL FOR BRL. Parent and Sub shall have been furnished with an opinion of Rubin and Rudman LLP, counsel for BRL, substantially as set forth on SCHEDULE 9.1(f).

             (g) All loans to and from any director, officer, Shareholder or employee of BRL shall have been satisfied and paid in full, respectively.

         9.2 CONDITIONS TO OBLIGATIONS OF BRL

         The obligations of BRL under this Agreement are subject to the fulfillment at or prior to the Effective Time of each of the following conditions, each of which may be waived in writing at the sole discretion of BRL; provided however, that no such waiver of condition shall constitute a waiver by BRL or the Management Stockholders of any of its other rights or remedies, at law or in equity, if Parent or Sub shall be in default of any of their representations, warranties or covenants under this Agreement.

             (a) ERROR, MISSTATEMENT, OMISSION. BRL shall not have discovered any error, misstatement or omission in the representations and warranties made by Parent or Sub in this Agreement, and the same shall be true and correct in all respects as made, both on the date hereof and as of the Effective Time, and Parent and Sub shall have performed and complied in all respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

             (b) GOVERNMENT CONSENTS. All consents, approvals, authorizations or orders of or filings with any governmental agency required for consummation of the transactions contemplated herein shall have been obtained or made and any waiting period applicable to the consummation of the Merger under the Hart Scott Rodino Act shall have expired or been terminated.

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                                      24

                                    ARTICLE X

                                 INDEMNIFICATION

        10.1 INDEMNIFICATION


             (a) Subject to the provisions of this Article X, BRL and the Management Stockholders agree to jointly and severally indemnify and hold Parent, Sub, Surviving Corporation and their respective Affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) (collectively, the "Parent Indemnified Parties") harmless from and against all actions, suits, proceedings, claims, demands, assessments, judgments, damages, costs and expenses, in excess of the aggregate of any reserves or accruals on the books and records of BRL, including reasonable attorneys' fees (collectively, "Losses"), up to the total amount provided for in the Escrow Funds, arising or resulting from the following:

                  (1) a breach of any representation, warranty or covenant on the part of BRL or the Shareholders under the terms of this Agreement or any other document executed by BRL or the Shareholders pursuant hereto;

                  (2) non-fulfillment of any agreement on the part of BRL or the Shareholders under the terms of this Agreement or any other document executed by BRL, the Management Stockholders, or the Shareholders with respect to the Ancillary Shareholder Agreements, pursuant hereto; and

                  (3) any and all Taxes of BRL with respect to the periods through the Effective Time, whether asserted against the Management Stockholders, Parent, Sub or Surviving Corporation before or after the Effective Time.

             (b) Subject to the provisions of this Article X, Parent and Sub agree to jointly and severally indemnify and hold the Shareholders and their respective affiliates, predecessors, successors and assigns (and their respective officers, directors, employees and agents) harmless from and against all Losses arising or resulting from the following:

                  (1) a breach of any representation or warranty on the part of Parent or Sub under the terms of this Agreement or any other document executed by Parent or Sub pursuant hereto; and

                  (2) non-fulfillment of any agreement on the part of Parent or Sub under the terms of this Agreement or any other document executed by Parent or Sub pursuant hereto.

             (c) The indemnifying party (the "Indemnifying Party") shall promptly reimburse any indemnified party ("Indemnified Party") for all such Losses as they are reasonably incurred and disclosed to the Indemnifying Party in writing by such

Indemnified Party within ten (10) days of receipt of written notice. The obligations of the Indemnifying Party to each Indemnified Party hereunder shall be separate obligations, and the liability of the Indemnifying Party to any other Indemnified Party hereunder shall not be extinguished solely because any other Indemnified Party is not entitled to indemnity hereunder. Any amounts payable to Parent or Sub Indemnified Party under Section 10.1(a) may at the option of the Parent or Sub, be treated by Parent or Sub as an adjustment to the Merger Consideration and, and shall entitle Parent or Sub to set off any such amounts against payment of the Merger Consideration.

             (d) If any proceeding shall be brought or asserted against any Indemnified Party in respect of which indemnity may be sought from the Indemnifying Party hereunder, such Indemnified Party promptly shall notify the Indemnifying Party in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with the defense thereof; provided however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

Any such Indemnified Party shall have the right to employ separate counsel in any such action, claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Indemnified Parties unless: (1) the Indemnifying Party has agreed to pay such fees and expenses; or (2) the Indemnifying Party shall have failed (within a reasonable period of time) to employ counsel reasonably satisfactory to such Indemnified Party in any such action, claim or proceeding; or (3) the named parties to any such action, claim or proceeding (including any impleaded parties other than parties impleaded by an Indemnified Party for the principal purpose of creating a conflict of interest) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised in writing by its counsel that a conflict of interest would exist if counsel employed by the Indemnifying Party represents such Indemnified Party and the Indemnifying Party (and in the case of (1), (2) or (3), if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and such counsel shall be at the expense of the Indemnifying Party), it being understood, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, which firm shall be designated in writing by such Indemnified Party. The Indemnifying Party shall have the right to employ separate counsel in, and to participate in the defense of, any action or proceeding with respect to which they have no right to assume the defense, but the fees and expenses of such counsel shall be at the expense of the Indemnifying Party. No Indemnified Party will be subject to any liability for any settlement made without its consent. The Indemnifying Party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release, in form and substance reasonably satisfactory to the Indemnified Party, from all liability in respect of such action, claim or proceeding. All fees and expenses of the Indemnified Party (including reasonable attorneys' fees and expenses to the extent incurred in connection with investigating or preparing to defend such action or proceeding) shall be paid to the Indemnified Party, as incurred, upon written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder).

             (e) At the Closing Date, Parent shall establish, for the benefit of Parent and Sub, an escrow account ("Escrow") and the Shareholders each acknowledge and agree that TWO MILLION DOLLARS ($2,000,000) of the Merger Consideration ("Escrow Funds") shall be placed into the Escrow Account. With respect to the Escrow Account:

                  (i) Any and all Claims made against BRL, the Shareholders, Parent and/or Sub with respect to this Agreement shall be satisfied solely and exclusively from the Escrow Account;

                  (ii) The Escrow shall exist for a period of two (2) years from the Closing Date;

                  (iii) Any interest earned on the Escrow Funds shall become Escrow Funds;

                  (iv) The Escrow Funds shall be used, if at all, with Rerespect to any Claim made against Parent, Sub, BRL and/or the Shareholders with respect to any action taken or not taken by BRL and/or the Shareholders, in their individual capacities as officers, directors and/or employees of BRL, prior to the Closing Date, including, but not limited to, any indemnification obligations under Section 10.1; for purposes of this section, "Claim" shall mean any loss or damage (including reasonable attorney's fees and damages) incurred and paid by Parent, Sub or BRL.

             (5) In the event of a Claim under Article X by Parent or Sub, the Escrow Funds will be reduced in an amount equal to the amount of the Loss or Claim. In the event Escrow Funds are reduced in accordance with this
Section 10.1(e), the resulting Merger Consideration held in Escrow will be reduced PRO RATA among the Shareholders.

             (6) On the day after the first anniversary of the Closing Date, if no Loss or Claim has been made prior to the first anniversary date, Parent shall provide ONE MILLION DOLLARS ($1,000,000) from the Escrow Funds to the Shareholders;

             (7) On the day after the second anniversary of the Closing Date, Parent or Sub will:

                  (i) reduce the amount of the Merger Consideration held in Escrow, if any, necessary to satisfy any Loss or Claim pursuant to this
Section 10.1(e) hereof, and

                  (ii) distribute the remaining Merger Consideration to the Shareholders pro rata, PROVIDED HOWEVER, in the event that a Loss or Claim is made against BRL or the Shareholders on or before the Escrow Termination Date, and at the Escrow Termination Date such Loss or Claim is not satisfied in accordance with Section 10.1(e) hereof ("Pending Claim"), Parent or Sub will retain in safekeeping from the remaining Merger Consideration held in Escrow an amount of the Merger Consideration that will, in its reasonable discretion, be sufficient to satisfy the pending Claim, and then distribute the balance of the Merger Consideration to the Shareholders PRO RATA.

             (8) After such Pending Claim is satisfied, Parent or Sub will:

                  (i) reduce the Merger Consideration, if any, necessary to satisfy such Pending Claim pursuant to Section 10.1(e), and

                  (ii) deliver the remaining retained Merger Consideration to the Shareholders PRO RATA.

             (9) The term "Escrow Termination Date" refers to the date upon which a Pending Claim against BRL or Shareholders is not resolved, or the date upon which a Shareholder receives notice of a Loss or Claim whereby such Loss or Claim is unsatisfied pursuant to Section 10.1(e) hereof.

             (10) The Escrow Funds shall not be applied to any Loss or Claim of less than $100,000 and for any individual Loss or Claim that exceeds $100,000, Parent and/or Sub shall be responsible for the first $100,000 of such Loss or Claim, and the Escrow Funds shall only be available for the portion of such Loss or Claim that exceeds $100,000.

                                   ARTICLE XII

                                   TERMINATION

         12.1   TERMINATION

         Failure by a Party to comply with any of its material obligations contained in the Agreement shall entitle the non-defaulting Party to give notice to the Party in default specifying the nature of the default and requiring it to cure such default. If such default is not cured within ninety (90) days after receipt of such notice, the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, to terminate this Agreement with immediate effect by giving notice of such termination; PROVIDED HOWEVER, that a default by one or more of the Shareholders or BRL shall not give BRL or any Shareholder the right to terminate this Agreement. The right of a Party to terminate this Agreement as herein provided shall not be affected in any way by its waiver of, or failure to take action with respect to, any previous default.

         In addition, this Agreement may, by written notice given prior to or at the Effective Time, be terminated:

                  (a) by mutual consent of Parent and BRL or Shareholders;

                  (b) by either Parent, or Sub or BRL or Shareholders if the Effective Time has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 31, 2001 or such later date as the parties may agree upon.

         12.2 EFFECT OF TERMINATION

         Each party's rights of termination under Section 12.1 is in addition to any rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 12.1 all further obligations of the parties under this Agreement will terminate, except that the obligations in Article XV will survive; provided however, that if this Agreement is terminated by a party because of the breach of the Agreement by the other Party or because one of more of the conditions to the non-defaulting Party's obligations under this Agreement is not satisfied as a result of the other Party's failure to comply with its obligations under this Agreement, the non-defaulting Party's right to pursue all legal remedies will survive such termination unimpaired.

         12.3 ACCRUED RIGHTS; SURVIVING OBLIGATIONS

         Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination or expiration, nor shall such termination or expiration relieve any Party from obligations that are expressly indicated to survive termination or expiration of this Agreement.

                                  ARTICLE XIII

              RELATIONSHIP OF THE PARTIES - INDEPENDENT CONTRACTOR

         Nothing in this Agreement is intended or shall be deemed to constitute a partnership, agency, employer-employee, or joint venture relationship between the Parties. All activities by each Party hereunder shall be provided as an independent contractor. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

                                   ARTICLE XIV

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

         The parties hereto agree that the representations and warranties contained in this Agreement, the related documents or in any certificate, document or instrument delivered in connection herewith or therewith, shall survive the execution and delivery of this Agreement, and the Closing hereunder, regardless of any investigation made by the parties hereto, for a period of two (2) years from the Closing Date.

                                   ARTICLE XV

                                 CONFIDENTIALITY

         All information provided by one Party to the other Party or its agents under this Agreement shall be regarded as confidential to the extent that such information is designated and marked as "CONFIDENTIAL" except information that can be established by the receiving Party by competent evidence:

                  (a) was already known, otherwise than under an agreement of secrecy or non-use, by the receiving Party at the time of its disclosure by the furnishing Party;

                  (b) has passed into the public domain prior to or after its disclosure by the disclosing Party otherwise than through any act or omission attributable to officers, employees, consultants or agents of the receiving Party; or

                  (c) was subsequently disclosed, otherwise than under an agreement of secrecy or non-use, to the receiving Party by a Third Party that had not acquired the information under an obligation of confidentiality to the disclosing Party.

Notwithstanding the foregoing, either Parent and/or Sub may disclose BRL's confidential information to the extent that such disclosure is reasonably necessary to comply with government rules, regulations and/or requirements and NASDAQ Stock Market rules. The foregoing obligations of confidentiality shall survive for ten (10) years after any termination or expiration of this Agreement. All financial terms of this Agreement are considered CONFIDENTIAL by Parent and Sub. At the Effective Time, the terms and conditions of the November 14, 2000 Mutual Non-Disclosure Agreement (the "November 14, 2000 MNDA") between Arena and BRL shall expire.

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                                      30

                                   ARTICLE XVI

                              FILING OF TAX RETURNS

         16.1 FILING OF TAX RETURNS

         The Shareholders shall be responsible for filing, or shall cause BRL to file, within the time and manner prescribed by law, all tax returns required to be filed by or on behalf of BRL, or respect to its operations and assets, for all taxable periods ending on or before the Closing Date. Sub shall be responsible for filing all tax returns required to be filed by or on behalf of BRL, or with respect to its operations and assets, for all taxable periods ending after but including the Closing Date.

                                  ARTICLE XVII

                            MISCELLANEOUS PROVISIONS

         17.1 LIMITATIONS ON ASSIGNMENT

         This Agreement and the rights of the Shareholders hereunder may not be assigned (except by operation of law) by the Shareholders without the prior written consent of Parent and Sub. This Agreement and the rights of the parties hereunder shall be binding upon and shall inure to the benefit of the Parties hereto, the successors of Parent and Sub, and the heirs and legal representatives of the Shareholders and their permitted assignees.

         17.2 AMENDMENTS, FURTHER ACTS AND INSTRUMENTS

         Each Party hereto agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purpose and intent of this Agreement.

         17.3 ENTIRE AGREEMENT

         Subject to Article II, this Agreement constitutes and contains the entire agreement of the Parties and, with the limited specific exception of the November 14, 2000 MNDA as provided for herein in Article XV, supersedes any and all prior negotiations, correspondence, understandings, letters of intent, binding intent agreements and agreements between the Parties respecting the subject matter hereof. This Agreement may be amended or modified or one or more provisions hereof waived only by a written instrument signed by the Parties.

         17.4 SEVERABILITY

         If one or more provisions of this Agreement, or any agreement attached to this Agreement, are held to be unenforceable under applicable law, such provision and/or agreement shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision and/or agreement were so excluded.

         17.5 HEADINGS AND CAPTIONS

         The headings and captions to this Agreement are for convenience only and are to be of no force or effect in construing and interpreting the provisions of this Agreement.

         17.6 FORCE MAJEURE

         No Party shall be liable to the other for loss or damages, or have any right to terminate this Agreement for any default or delay, attributable to any act of God, flood, fire, explosion, breakdown or plant strike, lockout, labor dispute, casualty, accident, war, revolution, civil commotion, act of a public enemy, blockage, embargo, injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or subdivision, authority or representative of any government, or any other cause beyond the reasonable control of such Party.

         17.7 NO TRADE NAME OR TRADEMARK LICENSE

                  (a) No right, express or implied, is granted by this Agreement to BRL, Affiliates of BRL, or the Shareholders to use in any manner the name "Arena," "Arena Pharmaceuticals," "Bunsen Rush," "Bunsen Rush Laboratories," "BRL" or any trade name or trademark of Parent or Sub in any business dealing which is not directly connected with the performance of this Agreement; provided however, that BRL and Shareholders shall have the right to use or disclose the name of Parent and Sub only to the extent and the manner as may be required by law.

                  (b) During the term of this Agreement, Parent or Sub may issue a press release regarding the acceptance of this Agreement by the Parties, with prior notification to BRL.

         17.8 GOVERNING LAW; CONSENT TO JURISDICTION

         This Agreement shall be governed by and construed under applicable federal law of the United States of America and the laws of the State of California, excluding any conflict of law provisions. In addition, each Party consents to the service of process by personal service or any manner in which notices may be delivered hereunder in accordance with Section 17.11. Each Party hereby voluntarily and irrevocably waives trial by jury in any action, including, but not limited to, any suit, action or proceeding for indemnification pursuant to Section 10.1 of this Agreement, or other proceeding brought in connection with this Agreement, any of the other transaction documents or any of the transactions contemplated hereby or thereby. The Parties further agree that any action initiated by any of the Parties under this Agreement shall take place in Delaware.
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                                      32

         17.9 EXPENSES

         Except as otherwise provided in this Section 17.9, each Party hereto shall bear its legal and other expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement, PROVIDED HOWEVER, that the Parties acknowledge and agree that the payment of Seventy Five Thousand Dollars ($75,000), received on January 29, 2001 from Millenium to BRL, shall be used by BRL against liabilities and obligations incurred in connection with the transaction contemplated by this Agreement prior to the Closing; otherwise, the Management Stockholders shall bear the expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement from proceeds derived from the Merger Consideration.

         17.10 COUNTERPARTS

         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         17.11 NOTICES

         Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the Party to be notified or upon deposit with the United States Post Office registered or certified mail, postage prepaid, or upon deposit with an internationally recognized express courier with proof of delivery, postage prepaid and addressed to the Party to be notified at the address or addresses indicated below, or upon the date of fax transmission of such notice (with proof of such fax transmission established by the sender's fax receipt) using the fax numbers listed below, or at such other address or fax number as such Party may designate by ten (10) days' advance written notice to the other Party with copies to be provided as follows:

                  IF TO PARENT, ADDRESSED TO:
                           Arena Pharmaceuticals, Inc.
                           6166 Nancy Ridge Drive
                           San Diego, CA 92121 USA
                           Attention: Jack Lief, President & CEO
                           Fax: (858) 625-2377
                           with a copy to: General Counsel
                           Address: same as above
                           Fax: same as above

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                                      33

                  IF TO SUB, ADDRESSED TO:
                           BRL Screening, Inc.
                           6150 Nancy Ridge Drive
                           San Diego, CA 92121 USA
                           Attention: Richard P. Burgoon, Jr., Director
                           Fax: (858) 625-2377
                           with a copy to: Corporate Secretary
                           Address:        same as above
                           Fax:            same as above

                  IF TO BRL, ADDRESSED TO:
                           Bunsen Rush Laboratories, Inc.
                           Suite 125,
                           270 Amity Road,
                           Woodbridge, CT 06525
                           Attention: Ethan A. Lerner, M.D.
                           Fax:
                           with a copy to: Peter B. Finn, Esq.
                           Address:        50 Rowes Wharf
                                           Boston, Mass. 02110-3319
                           Fax:            (617) 439-9556

             IF TO SHAREHOLDERS, ADDRESSED TO (ON BEHALF OF ALL STOCKHOLDERS):
                           Ethan A. Lerner, M.D.
                           4 Nobscot Road
                           Newton, Mass 02459

                           With a copy on behalf of
                           all Stockholders to: Peter B. Finn, Esq.

         17.12 INTERPRETATION

         The Parties expressly and intentionally waive all rights and benefits which they now have or in the future may have under the principle of contra proferentem, which provides that "the language of a contract should be interpreted most strongly against the party who caused the uncertainty to exist," as stated in California Civil Code Section 1654. Moreover, the Parties agree that this entire Agreement, and each provision hereof, shall be deemed to have been drafted jointly by the Parties. This Agreement shall be construed as a whole and in accordance with its fair meaning. In interpreting this Agreement, any gender shall be deemed to include the other gender, the singular includes the plural, and vice versa, as the context may require.

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                                      34

         WHEREUPON, the Parties have caused this Agreement to be executed by their duly authorized agents, as of the dates listed below.

ARENA PHARMACEUTICALS, INC.


Date:  02/15/01            By:     /s/ Richard P. Burgoon, Jr.
                                   ---------------------------
                           Name:   Richard P. Burgoon, Jr.
                           Title:  Sr. Vice President, Operations
                                   General Counsel & Secretary

BRL SCREENING, INC.


Date:  02/15/01            By:     /s/ Jack Lief
                                   -------------
                           Name:   Jack Lief
                           Title:  President & CEO

BUNSEN RUSH LABORATORIES, INC.


Date:  02/12/01            By:     /s/ Ethan A. Lerner, M.D.
                                   -------------------------
                           Name:   Ethan a. Lerner, M.D.
                           Title:  Vice President

SHAREHOLDERS


Date:  02/12/01            /s/ Ethan A. Lerner, M.D.
                           -------------------------
                           Ethan A. Lerner, M.D.

Date:  02/12/01            /s/ Michael R. Lerner, M.D.
                           ---------------------------
                           Michael R. Lerner, M.D.

Date:  02/12/01            /s/ Peter Lerner, Esq.
                           ----------------------
                           Peter Lerner, Esq.

Date:  02/12/01            /s/ David Unett
                           --------------------------
                           David Unett

Date:  02/12/01            /s/ Alison Roby-Shemkovitz
                           --------------------------
                           Alison Roby-Shemkovitz

                                  ************


                                      35